Exhibit  10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made on or as of May 1, 2007 between AMERICA’S CAR-MART, INC., an Arkansas corporation (the "Company") and EDDIE L. HIGHT (the "Associate").

WITNESSETH:

WHEREAS, the Company is engaged in the business of the sale and financing of used vehicles (“Company Business”); and

WHEREAS, the Associate is a Senior Executive Officer of the Company, and the Company desires to continue the employment of the Associate, and the Associate desires to provide his services to the Company upon the terms and conditions hereinafter set forth;

WHEREAS, the Company periodically sells its finance receivables to Colonial Auto Finance, Inc., an Arkansas corporation ("Colonial") and services those loans on Colonial’s behalf (collectively, the Company and Colonial are referred to herein as "Car-Mart"); and

WHEREAS, America’s Car-Mart, Inc., a Texas corporation (the "Parent Company") owns 100% of the outstanding common stock of the Company;

WHEREAS, in order to conduct its business, the Company owns and uses trade secrets as defined under applicable law, as well as confidential and propriety information; and

WHEREAS, Associate, during the term of his employment with the Company and in order to carry out his duties with the Company, has or will have contact with the Company’s customers and employees and has or will have access to and has or will become privy to or acquainted with certain confidential information and trade secrets, which are owned by the Company and which are regularly used in the business of the Company and which are generally not known to its competitors;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.           Employment.  The Company hereby continues the employment of the Associate as a Senior Executive Officer of the Company, and the Associate accepts such employment.  During the term of employment under this Agreement (the "Employment Term"), the Associate shall perform such duties as shall reasonably be required of a Senior Executive Officer of the Company.  The Associate further agrees to perform, without additional compensation, such other work for the Company and for any subsidiary or affiliate of the Company in which the Company has an interest, including, without limitation, Colonial and the Parent Company, as the Board of Directors of the Company or the Parent Company shall from time to time reasonably specify.  It is expressly agreed and understood between the Company and the Associate that the term of this Agreement is in no way dependent upon the Associate’s holding or being elected to any office of the Company.  The Associate may be deemed an employee of, and paid by the Company, Colonial, or the Parent Company, as reasonably determined by the Company.

2.           Performance.  The Associate agrees to devote his entire business efforts to the performance of his duties hereunder, provided, however, that the Associate may engage in personal investment activities not involving the Company so long as they do not interfere with the performance of his duties hereunder.

3.           Term.  Unless otherwise terminated in accordance with Sections 8, 9, 10 or 11, the Employment Term shall be for a term ending April 30, 2010.  This Agreement shall be automatically renewed for successive additional Employment Terms of one (1) year each unless notice of termination is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the initial Employment Term or any renewal Employment Term.

                4.        Compensation.
(a)           Base Salary and Benefits.  The basic annual salary of the Associate for his employment services hereunder shall be $185,000 or such higher annual salary, if any, as shall be approved by the Board of Directors of the Parent Company from time to time (the "Base Salary"), which shall be payable in accordance with the Company’s payroll policy.  Nothing contained herein shall affect or in any way limit the Associate’s rights as an Associate of the Company to participate in any Company 401(k) profit sharing plan or medical and life insurance programs offered by the Company to its employees, all of which shall be available to the Associate to the same extent as if this Agreement had not existed, and compensation received by the Associate hereunder shall be in addition to the foregoing.

(b)           Bonus.  In addition to the Base Salary and fringe benefits described above, the Associate shall be eligible to earn an annual cash bonus (the "Bonus") during the term hereof beginning May 1, 2007 and ending April 30, 2010.  The Bonus range shall be $24,000 to $36,000 per fiscal year, and shall be based upon “Parent Company’s Economic Profit Per Share” as defined and described below. The Bonus will depend on the Parent Company attaining a minimum of 85% of its projected economic profit (in which case a $24,000 bonus would be paid) and will increase ratably up to 115% of its projected economic profit (in which case a $36,000 bonus would be paid), as set forth in Appendix A to this Agreement.

"Parent Company’s Economic Profit Per Share" shall be defined as net operating profit after tax, less a capital charge (after tax) applied to the “Economic Capital” required to generate said profits, divided by fully diluted shares outstanding.  “Economic Capital” is defined as net assets plus debt plus cumulative after tax interest expense at the end of the fiscal year. The Parent Company Economic Profit Per Share shall exclude any and all compensation associated with the Employment Agreements dated as of May 1, 2007 between the Company and its “named executive officers” (as listed in the Parent Company’s annual definitive proxy statement filed with the Securities and Exchange Commission).  The Bonus, if any, shall be paid each fiscal year, within fifteen (15) days following the Parent Company’s filing of its annual report on Form 10-K for such fiscal year, based upon the Parent Company’s Economic Profit Per Share for that fiscal year.  Any Bonus shall be deemed to be earned by the Associate if the Associate was an employee of the Company as of the last day of the fiscal year in question.  See Appendix A to this Agreement for the calculation of projected Parent Company Economic Profit Per Share; provided however, Associate expressly acknowledges and agrees that the projected Parent Company Economic Profit Per Share for fiscal 2009 and fiscal 2010 shall be subject to adjustment by the Compensation Committee of the Board of Directors of the Parent Company, in its sole discretion.

(c)           Restricted Stock.  Subject to the last sentence of this subparagraph 4(c), the Parent Company will grant to the Associate, pursuant to the Parent Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”), 25,000 shares of Restricted Stock, which shares of Restricted Stock shall vest in equal increments each year during the term of this Agreement, as more fully set forth in the Restricted Stock Agreement to be executed by and between the Associate and the Parent Company.  All terms used in this Section 4(c) shall have the definitions set forth in the Stock Incentive Plan or the Restricted Stock Agreement, as the case may be.  The Company agrees to make a cash payment to the Associate in an amount equal to 32% of the fair market value of the shares of Restricted Stock on the respective vesting dates of such shares, such payment to be made as soon as administratively practicable following the respective vesting dates.  The Restricted Stock award shall be made on October 16, 2007, the date of the Parent Company’s annual meeting of shareholders, subject to and contingent upon the approval by such shareholders of the proposed amendment to the Stock Incentive Plan.

(d)           Non-Qualified Stock Options.  Subject to the last sentence of this subparagraph 4(d), the Parent Company will grant to the Associate, pursuant to the Parent Company’s 2007 Stock Option Plan, a non-qualified stock option to purchase 108,000 shares of Parent Company Stock, with vesting of such option subject to the attainment of the projected Parent Company Economic Profit Per Share (e.g. 90,000 shares if the Company attains 100% of its projected Parent Company Economic Profit Per Share goal) over the three fiscal years ending April 30, 2010, as set forth in Appendix A to this Agreement and in accordance with a Stock Option Agreement to be executed by and between the Associate and the Parent Company.  All terms used in this Section 4(d) shall have the definitions set forth in this Agreement, the 2007 Stock Option Plan or the Stock Option Agreement, as the case may be.

No options will be vested unless the Parent Company attains 85% of the applicable fiscal year’s Economic Profit Per Share goal as set forth in Appendix A hereto (in which case 24,000 options would be vested for that year). However, “Give-Backs and Claw-Backs” will apply during the full three year period. For example, if the Parent Company attains 70% of its projected Parent Company Economic Profit Per Share in year one, there would be no options vested for that year.  If the Parent Company attains 120% of the projection for year two, the Associate will receive 94% of the two year total (56,400 options).  If in year one the Parent Company attains 90% of projected results and 75% for year two, then the options vested in year one would be forfeited after year two as the two year average is less than 85%.  If the third year is 130% of projection, the three year total would be 285% or 95% per year of projection; therefore 84,600 options will be vested in year three.  Maximum options that can be vested will be 108,000 if 115% of the projections are met for the full three year period.

The stock option grant shall be made on October 16, 2007, the date of the Parent Company’s annual meeting of shareholders, subject to and contingent upon the approval by such shareholders of the proposed 2007 Stock Option Plan.

5.           Expense Account and Vacations.  Matters relating to expense accounts for the Associate, vacations and the like shall be mutually agreed upon from time to time.  However, the Company agrees to reimburse the Associate for all expenses reasonably incurred by him on behalf of the Company in accordance with the prevailing practices and policies of the Company.  In addition, the Associate shall be entitled to that number of days of paid vacation and paid sick leave as is consistent with the prevailing practices and policies of the Company for other employees in the same or similar position as that held by the Associate hereunder.

6.           Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality Provisions

(a)           Non-Solicitation:  Customers.  During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (except the Company), solicit, call upon, or attempt to solicit or call upon, any customer of the Company, or any representative of any customer of the Company with a view to selling or providing any product or service competitive with any product or service sold or provided by the Company in the Company Business, as defined herein, during the twelve (12) month period immediately preceding cessation of Associate’s employment with the Company, provided that the restrictions set forth in this section shall apply only to customers of the Company, or representatives of customers of the Company with whom Associate had material contact during such twelve (12) month period.  “Material contact” exists between Associate and each of the Company’s existing customers: (i) with whom Associate actually dealt for a business purpose while employed by the Company or to further a business relationship between the customer and the Company; or (ii) whose business dealings with the Company were handled, coordinated or supervised by Associate or performed by Associate in whole or in part.

(b)           Non-Solicitation: Employees.  During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate will not solicit or in any manner encourage employees of the Company to leave the employ of the Company.  The foregoing prohibition applies only to employees with whom Associate had material contact pursuant to Associate’s duties during the twelve (12) month period immediately preceding cessation of Associate’s employment with the Company.  “Material contact” means interaction between Associate and another employee of the Company:  (i) with whom Associate actually dealt or worked with; or (ii) whose employment or dealings with the Company or services for the Company were handled, coordinated or supervised by Associate .

(c)           Non-Disclosure.

(i)           TRADE SECRETS.  Associate acknowledges that the Company owns and uses trade secrets as defined under applicable law. “Trade secret(s)” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Associate further acknowledges that in the course of Associate’s employment with the Company and in order to carry out Associate’s duties thereunder, Associate has or will become privy to the Trade Secrets of the Company.  Accordingly, Associate shall not disclose, divulge, publish to others, or use for any purpose, except as necessary to perform Associate’s duties while employed by the Company, any Trade Secret of the Company without the prior written consent of the Company, for so long as such information shall remain a Trade Secret under applicable law.

(ii)           CONFIDENTIAL INFORMATION.  Associate acknowledges that in order to conduct its business, the Company owns and uses written and unwritten confidential information.  "Confidential Information" means data and information relating to the business of the Company (which may not rise to the level of a Trade Secret under applicable law) which is or has been disclosed to Associate or of which Associate became aware as a consequence of or through Associate’s relationship with the Company and which has value to the Company and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Associate without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.  Associate further acknowledges that in the course of his employment with the Company and in order to carry out his duties thereunder, Associate has or will become privy to Confidential Information of the Company.  Accordingly, Associate agrees that while employed by the Company, and for a period of two (2) years from the conclusion of Associate’s employment with the Company for any reason, Associate will not disclose, divulge, publish to others or use for any purpose any Confidential Information of the Company except to the extent necessary to perform his duties and responsibilities as an Associate for the Company, without the prior written consent of the Company.

(iii)           NOTICE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.  Associate acknowledges that the Company hereby designates Trade Secrets and Confidential Information to include, by way of illustration but not limitation, confidential customer and prospective customer lists; information provided to the Company by its customers or clients or prospective customers or clients; customer preferences; client contacts; marketing plans, presentations and strategies; products; processes; designs; formulas; methods; clinical data; licenses; software; computer or electronic data disks or tapes; processes; research and plans for research; computer programs; methods of operations and costs data; contracts; personnel information; credit  terms; financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit); or any other information designated as a trade secret, confidential or proprietary by the Company.

(iv)           TREATMENT OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.  Associate understands and agrees to treat whatever information the Company wants to protect from disclosure as genuinely “confidential”, i.e., restricting access by pass code, stamping hardcopies of customer lists “confidential,” and restricting access to the customer list to designated and appropriate personnel, and the like.  Associate further agrees, as an Associate, to use his best efforts and the utmost diligence to guard and protect the Company’s Trade Secrets and Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation or other entity, unless such disclosure has been specifically authorized by the Company in writing.

(d)           Non-Competition.  Associate acknowledges that the Company is engaged in the Company Business as defined herein.  Associate further acknowledges that the Company Business is primarily concentrated in and focused in Arkansas, Texas, Oklahoma, and Missouri, (hereinafter “the Territory”) and that Associate’s duties and responsibilities were not limited to any particular area within that region but will be within and throughout the entire Territory, and rendered in connection with Company Business.  Associate further agrees and acknowledges that because of his association with the Company and his access to Trade Secrets and confidential, proprietary information of the Company which relate to the Company Business as herein defined, Associate’s competition with the Company as or with a direct competitor in the same line of business as the Company would damage and impair the business of the Company.  Therefore, during the term of his employment and for a period of one (1) year from the conclusion of Associate’s employment with the Company for any reason, Associate shall not, for himself or on behalf of any other person, firm, partnership, association, corporation, business organization, entity or enterprise, perform duties which are substantially similar to the duties performed by Associate on behalf of Company within the Territory for any business engaged in the Company Business as defined herein.

(e)           Ownership of Work Product.  For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, and other property rights, created or developed in whole or in part by Associate, relating to the Company Business whether prior to the date of this Agreement or in the future, either (i) while employed by the Company and that have been or will be paid for by the Company, or (ii) while employed by the Company (whether developed during working hours or not) and not otherwise the subject of a written agreement between the Company and Associate.  All Work Product shall be considered work made for hire by Associate and owned by the Company.  If any of the Work Product may not, by operation of law, be considered work made for hire by Associate for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Associate hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company without further consideration, the ownership of all Work Product.  The Company shall have the right to obtain and hold in its own name patents, copyrights, registrations and any other protection available in the Work Product.  Associate agrees to perform, during and after his employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as reasonably requested by the Company.

(f)           Return of Company Property.  All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein, (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by Associate, in the event of Associate’s termination for any reason, or at any other time or times the Company may request.  Upon termination of employment for any reason, Associate agrees to sign and deliver the “Termination Certification” attached hereto as  Appendix B.

(g)           Reasonable Restrictions.  Associate agrees and acknowledge that the restrictions contained in this Agreement are reasonable and necessary in order to protect the valuable propriety assets, goodwill and business of the Company and that the restrictions will not prevent or unreasonably restrict his ability to earn a livelihood.  Associate also agrees and acknowledges that if his employment with the Company ends for any reason, Associate will be able to earn a livelihood without violating the restrictions contained in this Agreement and that Associate’s ability to earn a livelihood without violating said restrictions is an important reason in Associate choosing to sign this Agreement.

7.           Remedies.  The Associate expressly agrees that the remedy at law for any breach of the provisions of Section 6 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Associate’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy.

8.           Termination Without Compensation.

(a)           The Employment Term will terminate as of the end of the term of this Agreement unless terminated earlier in accordance with this Section 8, Section 9, Section 10, or Section 11.

(b)           The Employment Term may also be terminated by the Company for cause ("Cause") with written notice to the Associate upon the occurrence of any of the following:

(i)           the commission by the Associate of any deliberate and premeditated act involving moral turpitude detrimental to the economic interests of the Company;

(ii)           the conviction of the Associate of a felony;

(iii)           the willful failure or refusal of the Associate to perform his duties hereunder (which failure or refusal persists after written notice from the Company to the Associate complaining of such failure or refusal) or the Associate’s gross negligence of a material nature in connection with the performance of such duties; or

(iv)           the breach by the Associate of any provision of this Agreement which is not cured within thirty (30) days subsequent to written notice from the Company to the Associate of the breach.

(c)           Upon termination of the Employment Term under subsections (a) or (b) above, the parties hereto will be relieved of any further obligations hereunder except for any obligations set forth in Section 6.

9.           Termination Without Cause.  The Company shall have the right to terminate the Employment Term without Cause at any time.  If the termination is effected by the Company other than as described in Section 8, then under such circumstances, (i) the Associate’s Base Salary then in effect hereunder will continue to be payable in accordance with the Company's payroll policy through the Employment Term, (ii) the Associate shall be paid within 60 days after termination the pro rata portion of the Bonus earned, if any, through the date of termination, and (iii) all unvested Restricted Stock (if any) and stock options shall immediately vest in full without regard to the achievement of any applicable performance goals.

10.           Death of the Associate.  If the Associate dies during the Employment Term, the Employment Term shall terminate, and within 60 days after death, or as soon thereafter as administratively practicable, the Company will pay to the Associate’s estate (i) the Associate’s Base Salary then in effect through the end of the calendar month in which such death occurs, and (ii) the pro rata portion of the Bonus earned, if any, through the date of death.  In addition, as shall be more specifically set forth in the Stock Option Agreement between the Parent Company and Associate, the non-qualified stock option which is the subject of Section 4(d) herein, shall vest, on a pro rata basis with respect to the fiscal year in which the date of death occurs, based upon the achievement of the economic profit per share goal for the applicable fiscal year, without regard to future Give-Back and Claw-Back provisions.

11.           Termination Following Disability.  If the Associate becomes disabled during the Employment Term, the Company may terminate the Employment Term, in which event the Company will pay to the Associate the Associate’s Base Salary then in effect, payable in accordance with the Company's payroll policy through the end of the Employment Term; provided, however, any amounts payable to the Associate under the Company’s disability insurance policy shall be deducted from the amounts payable to the Associate hereunder.  For the purposes of this Agreement, the Associate shall be deemed to be "disabled" when he is deemed to be disabled under the Company’s disability insurance policy or, if the Company does not have a disability insurance policy for the Associate, the Associate shall be deemed disabled if he is unable to perform his services or discharge his duties as an Associate of the Company for ninety (90) or more consecutive days or one hundred twenty (120) days in the aggregate in any twelve (12) month period.  Any disability, as defined herein, shall not constitute "cause" for purposes of Section 8(b) hereof.  In addition, as shall be more specifically set forth in the Stock Option Agreement between the Parent Company and Associate, the non-qualified stock option which is the subject of Section 4(d) herein, shall vest, on a pro rata basis with respect to the fiscal year in which the date of disability occurs, based upon the achievement of the economic profit per share goal for the applicable fiscal year, without regard to future Give-Back and Claw-Back provisions.

12.           Change in Control of the Parent Company

(a)           In the event of a change in control of the Parent Company while the Associate is still employed under this Agreement, on the date the change in control becomes effective, (i) the Company shall pay to the Associate a lump sum cash payment equal to 2.99 times the "base amount" with respect to the Associate’s compensation, as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and regulations and guidance issued thereunder (the "Code"); and (ii) all unvested Restricted Stock and stock options previously granted by the Parent Company to the Associate shall vest in full, without regard to the achievement of any applicable performance goals (collectively, (i) and (ii) are referred to as the "Change in Control Payments").  If, prior to the change in control, the Company terminates the Employment Term without Cause in connection with the change in control, then the Associate shall be treated for purposes of this Section 12 as being employed on the date the change in control becomes effective.

(b)           For purposes of this Section 12, “change in control” of the Parent Company shall mean:

(i)           Change in Ownership.  The acquisition by an individual, entity or group (within the meaning of Code Section 409A) (a "Person") of ownership of stock of the Parent Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company.  However, if any Person is considered to own more than 50% of the total fair market value of total voting power of the stock of the Parent Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Parent Company (or to cause a change in the effective control of the Parent Company).  An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.  This paragraph applies only when there is a transfer of stock of the Parent Company (or issuance of stock of the Parent Company) and stock in the Parent Company remains outstanding after the transaction; or

(ii)           Change in Effective Control.  (A) the acquisition by an individual, entity or group (within the meaning of Code Section 409A) (a "Person") during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Parent Company possessing 35% or more of the total voting power of the stock of the Parent Company; or (B) the replacement of a majority of members of the Parent Company's Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company's Board of Directors prior to the date of the appointment or election.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a "Change in Ownership" under paragraph (i) or "Change in Ownership of a Substantial Portion of the Company's Assets" under paragraph (iii).  If any one Person is considered to effectively control the Parent Company, the acquisition of additional control of the Parent Company by the same Person is not considered to cause a change in the effective control of the Parent Company (or to cause a "Change in Ownership" of the Parent Company within the meaning of paragraph (i) above); or

(iii)           Change in Ownership of a Substantial Portion of Assets.  The acquisition by an individual, entity or group (within the meaning of Code Section 409A) (a "Person") during the 12-month period ending on the date of the most recent acquisition by such Person, of assets from the Parent Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s).  For this purpose, gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control shall be deemed to have occurred in the event of a transfer to a related person or as described in Code Section 409A.

The definition of change in control in this Subsection 12(b), and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Code Section 409A, meaning that no additional income tax is imposed on the Associate pursuant to Code Section 409A(1)(a).

(c)           The Change in Control Payments shall be in addition to any other rights and benefits for which the Associate is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or Associates of the Company.

(d)           If it is determined that any payment, benefit or distribution of any type that is made by the Company, the Parent Company, any of their affiliates, or any person, in connection with a change in control or a termination of the Associate’s employment thereafter, to or for the benefit of the Associate, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to excise taxes imposed by Code Section 4999, or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Associate shall be entitled to receive a one-time additional payment (a “Gross-Up Payment”) in an amount reasonably determined by the Accounting Firm (as defined below) to be equal to such Excise Tax.  Payments under this Section are payable to the Associate even if the Associate is not eligible for termination benefits under this Agreement, and are subject to the following rules:

(i)           Determination by Accountant.  All determinations and calculations required to be made under this Section shall be made by the Company's regular accounting firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Associate within five days of the termination of the Associate’s employment, if applicable, or such earlier time as is requested by the Company or the Associate (if the Associate reasonably believes that any of the Total Payments may be subject to the Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Associate, it shall furnish the Associate with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Associate has substantial authority not to report any Excise Tax on the Associate’s federal income tax return.  If a Gross-Up Payment is determined to be payable, it shall be paid to the Associate within five days after the Determination is delivered to the Company or the Associate.  Any determination by the Accounting Firm shall be binding upon the Company and the Associate.  In all events, gross-up payments shall be made by the end of the calendar year following the calendar year in which the Associate remits the excise taxes.

(ii)           Over- and Underpayments.  As a result of uncertainty in the application of one or more Code provisions at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”).  In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Associate.  In the case of an Overpayment, the Associate shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Associate shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Associate has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Associate whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Associate’s repaying to the Company an amount which is less than the Overpayment.

13.           Definition of Termination of Employment.  "Termination of Employment" as used in this Agreement to determine the date of any payment, shall mean the date of the Associate’s “separation from service” as defined by Code Section 409A.

14.           Specified Employee Delay.  If the Associate is a "specified employee" within the meaning of Code Section 409A, any benefits or payments (including installments and insurance premiums and contributions) which (a) constitute a "deferral of compensation" under Code Section 409A, (b) become payable as a result of the Associate's termination of employment for reasons other than death, and (c) become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A) after termination of employment shall be delayed and all such delayed payments (or delayed installments, premiums or contributions) shall be paid to the Associate in full in the seventh (7th) month after the date of termination and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule.  To the extent that any insurance premiums or other benefit contributions constituting  a "deferral of compensation" become subject to the above delay, the Associate shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Company for such amounts in the seventh (7th) month as described above.   This paragraph shall not apply to payments made as a result of a termination of employment that is the result of the Associate's death.

15.           Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either:  (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above.  Notices shall be effective on the date of delivery, or receipt of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed.  For purposes of this paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

If to the Associate, to Eddie L. Hight, 14 Sechrest Circle, Rogers, Arkansas, 72758;

If to the Company, to America’s Car-Mart, Inc., 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-273-7556.

With a copy to Lisa L. Kelley, Chief Legal Officer, 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-271-0796;

And a copy to Jeffrey A. Williams, Chief Financial Officer, 802 S. E. Plaza Avenue, Suite 200, Bentonville, Arkansas 72712, Fax #479-464-4234.

Any party hereto may designate a different address by written notice given to the other parties.

16.           Governing Law.  This agreement shall be construed in accordance with and governed by the laws of the State of Arkansas.

17.           Assignability.  The Associate may not assign his interest in or delegate his duties under this Agreement.  The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company; and in the latter event, such assignment shall not relieve the Company of its obligations hereunder.

18.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19.           Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.  This Agreement supersedes and replaces any and all prior employment agreements between the Company and the Associate, all of which are hereby terminated and declared null and void; provided, however, this Agreement shall not affect, in any manner, previously awarded Restricted Stock or stock options, which awards shall remain in full force and effect in accordance with the terms of such previous awards.

20.           Duration.  Notwithstanding the termination of the Employment Term and of the Associate’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and, in particular, the Associate shall continue to be bound by the terms of Section 6.

21.           Waiver.  No waiver by the Company of any breach by the Associate of this Agreement shall be construed to be a waiver as to succeeding breaches.

22.           Enforceability.  The covenants and provisions contained herein are severable and are to be interpreted as such to the extent permitted by applicable law.  The parties understand, acknowledge and agree that should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and that the Agreement will be amended to delete or modify, as necessary, any invalid or unenforceable parts, terms or provisions to the extent necessary to allow for enforcement.

23.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on _____________, 2007, but this Agreement shall be effective as of the day and year first above written.

                                    COMPANY:

                                    AMERICA’S CAR-MART, INC., an
                                    Arkansas corporation

                                    By: ___________________________________________________
                                    Name: _________________________________________________
                                    Title: __________________________________________________

                                    ASSOCIATE:

                                    _______________________________________________________
                                    Eddie L. Hight

APPENDIX A

Applicable to the Cash Bonus and Non-Qualified Stock Options
pursuant to Sections 4(b) and 4(d) of Employment Agreement

Projected Economic Profits Fiscal 2008-2010
		Subject to Adjustment	Subject to Adjustment
	Projected	Projected	Projected
	2008	2009	2010

Projected GAAP Net Income	$[XXXX]*	$[XXXX]*	$[XXXX]*

Add: Projected Provision for Income Taxes	$[XXXX]*	$[XXXX]*	$[XXXX]*

Add: Projected Interest Expense	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Net Operating Profit before taxes	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Taxes @ 37%	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Net Operating Profit After Taxes	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Year-end Total Assets	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Year-end Total Liabilities	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Year-end Net Assets	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Debt	$[XXXX]*	$[XXXX]*	$[XXXX]*

Other- Cumulative Net of Tax interest expense	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Year-End Economic Capital	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Net Operating Profit After Taxes	$[XXXX]*	$[XXXX]*	$[XXXX]*

Projected Capital Charge- 5.7% after tax	$[XXXX]*	$[XXXX]*	$[XXXX]*

Year 1 adjustment	-$[XXX]*

Projected Economic Profit	$[XXX]*	$[XXX]*	$[XXX]*

Projected Economic Profit per Share	$[XXX]*	$[XXX]*	$[XXX]*

Goal set for 2008 @	$[XXX]*

*Filed under an application for confidential treatment.

A-1

APPENDIX A

Award Percentages Earned- Rounded to nearest whole percentage point

Percentage of	Award Percentage
Projection	Earned

85%	80%
86%	81%
87%	83%
88%	84%
89%	85%
90%	87%
91%	88%
92%	89%
93%	91%
94%	92%
95%	94%
96%	95%
97%	96%
98%	98%
99%	99%
100%	100%
101%	102%
102%	103%
103%	104%
104%	106%
105%	107%
106%	108%
107%	110%
108%	111%
109%	112%
110%	114%
111%	115%
112%	116%
113%	118%
114%	119%
115%+	120%

A-2

APPENDIX B

TERMINATION CERTIFICATION

The undersigned Associate certifies that he/she does not possess and has not failed to return any property belonging to AMERICA’S CAR-MART, INC. its parent, subsidiaries, affiliates, successors or assigns (together, the “Company”) or its customers, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein, (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location.

Associate further certifies that he/she will comply with all the terms of his/her Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality Agreement.

Date: ____________________	___________________________________
Associate

B-1